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                                                                    EXHIBIT (2)b



              UNANIMOUS WRITTEN CONSENT IN LIEU OF SPECIAL MEETING

                  OF THE BOARD OF DIRECTORS AND SHAREHOLDERS OF

                           THOR MANAGEMENT GROUP, INC.

                                  JUNE 4, 1998

        Pursuant to the provisions of Title 7, Article 108, Section 202, of tile Colorado Revised Statutes, as amended ("C.R.S."), which provides that any action required or permitted by Title 7, Articles 101 to 117, of C.R.S., to be taken at a meeting of the board of directors of a corporation, may be taken without a meeting if all members of the board of directors consent to such action in writing, Jeffery Hin Lee and Scott M. Thornock (collectively, the "Directors" or the "Board"), being both of the Directors of Thor Management Group, Inc. (the "Corporation"), do hereby waive any and all notice that may be required to be given with respect to a meeting of the Directors of the Corporation and do hereby take, confirm and approve the action described in the resolutions below. Pursuant to the provisions of Title 7, Article 107, Section 104, of C.R.S., which provides that any action required or permitted by Title 7, Articles 101 to 117, of C.R.S., to be taken at a meeting of the shareholders of a corporation, may be taken without a meeting if all the shareholders entitled to, vote thereon consent to such action in writing, the foregoing Directors together with Dan Albright, James Delutes, Kirk Ebert, Entrepreneur Investments, LLC, Peter J. Garthwaite, John Hyer, Brad Keech, Michael Krause, James K. Kreutz, Jessica Lee, Stephen McKay, Kyla Moore, William Moore, Matt Nicholas, Rick Neitenbach, Dan Nye, Brad Parker, Dave Preston, Gregory J. Simonds, Greg Skufka, Diana Thornock, Stephine Torba, Velma Walters, James H. Watson, Jr., Heidi Wertz-Garthwaite and Mary E. Writer (collectively, the "Shareholders"), being all of the Shareholders of the Corporation, do hereby waive any and all notice that may be required to be given with respect to a meeting of the Shareholders of the Corporation and do hereby take, confirm and approve the action described in the resolutions below.

        RESOLVED, that the Articles of Incorporation of the Corporation be amended by increasing the total number of shares of all classes of capital stock that the Company is authorized to issue from 11,000,000 to 31,000,000, with a concomitant increase in the authorized number of shares of common stock, $.0001 par value per share, from 10,000,000 to 30,000,000 shares.

        FURTHER RESOLVED, that the first paragraph of Article III of the Corporation's Articles of Incorporation shall be amended so that, as amended, the first paragraph of Article III will read in its entirety as set forth below and, except as amended in the manner provided below, the remainder of Article III of the Articles of Incorporation will remain in full force and effect:

               The total number of shares of all classes of capital stock which the corporation shall have authority to issue is 31,000,000 of which 1,000,000 shall be shares of preferred stock, $.001 par value per share, and 30,000,000 shall be shares of common stock, $.0001 par value per share, and the designations, preferences, limitations and relative rights of the shares of each class shall be as follows:

        RESOLVED, that the proper officers of the Corporation be, and they hereby are, authorized and directed to file with the Secretary of State of the State of Colorado the Articles of Amendment to the Articles of Incorporation of the Corporation in the form attached hereto and incorporated herein.


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        FURTHER RESOLVED, that the proper officers of the Corporation be, and they are hereby, authorized and directed to take all such further action and to execute, acknowledge, deliver and/or file all such other instruments and documents in the name and on behalf of the Corporation, and under its corporate seal or otherwise, as in their judgment shall be necessary, proper or advisable in order to fully carry out the intent and to accomplish the purposes of the foregoing resolutions, the taking of which actions and the delivery and/or filing of which instruments and/or documents to be exclusive evidence of the need therefor,

        This Unanimous Written Consent in Lieu of Special Meeting of the Board of Directors and Shareholders of the Corporation ('Unanimous Written Consent') when signed by both of the Directors and all of the Shareholders of the Corporation, shall have the same effect, and may be described in any document, as having been unanimously adopted by a vote of the Directors and the Shareholders of the Corporation on June 4, 1998.


        This Unanimous Written Consent may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one document.

        IN WITNESS WHEREOF, the undersigned have executed this Unanimous Written Consent as of the 4th day of June, 1998.

/S/ [Duly signed by all of the Directors and the Shareholders of the
    Corporation]